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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF ADVENT SOFTWARE, INC.


Name                                           State of Incorporation
----                                           ----------------------

Advent Australia, Pty. Ltd.,                   Australia
Advent Denmark AS                              Denmark
Advent Norway AS                               Norway
Advent Sweden AB.                              Sweden
Advent Technology, Inc.                        Delaware
Data Exchange, Inc.                            Delaware
Kinexus Corporation                            Delaware
Hub Data, Inc.                                 Massachusetts
MicroEdge, Inc.                                New York
Rex Development, Inc.                          Delaware
Second Street Securities, Inc.                 Delaware
NPO Solutions, Inc.                            Connecticut